Exhibit 99.1

JUNO THERAPEUTICS REPORTS THIRD QUARTER 2016 FINANCIAL RESULTS
– Strong cash position of $1.04 billion –
– JCAR015 Phase II ROCKET trial enrollment continues –
– JCAR015 U.S. approval projected as early as the first half of 2018 –
– Data to be presented at ASH, including Phase I JCAR017 NHL data –
– Eight product candidates in clinical trials against six different targets –
– Juno reaffirms cash burn guidance –
– Conference call today at 5:00 p.m. Eastern Time –

SEATTLE – November 9, 2016 -- Juno Therapeutics, Inc. (NASDAQ: JUNO), a biopharmaceutical company focused on re-engaging the body’s immune system to revolutionize the treatment of cancer, today reported financial results and business highlights for the third quarter 2016.

“JCAR017, a key product candidate of our CD19 platform, has shown encouraging preliminary efficacy and safety results in NHL and pediatric ALL. At the upcoming American Society of Hematology meeting, additional data from our Phase I trial for JCAR017 in NHL patients will be presented,” said Hans Bishop, Juno’s President and Chief Executive Officer. “Progress with CAR T therapy continues as we strive to bring these innovative product candidates to patients battling cancer. We look forward to the upcoming presentations at ASH, including 11 total presentations from a number of ongoing and completed studies.”

Third Quarter 2016 and Recent Corporate Highlights

Clinical Update:

•	CD19 Portfolio:

•
    Announced seven oral and four poster presentations at the 58th American Society of Hematology (ASH) Annual Meeting, detailing updated clinical and preclinical results generated in partnership with its collaborators. New data with JCAR017 in adult patients with relapsed/refractory (r/r) diffuse large B-cell lymphoma (DLBCL), which is a subtype of non-Hodgkin lymphoma (NHL), data from the PLAT-02 trial for pediatric patients with r/r acute lymphoblastic leukemia (ALL), and data from a Phase I trial with JCAR014 in high-risk, ibrutinib-refractory patients with chronic lymphocytic leukemia (CLL) will be presented.

•	JCAR015

▪
Announced the removal on July 12, 2016 by the U.S. FDA of a clinical hold that the agency had placed on the Phase II ROCKET trial on July 6, 2016. The ROCKET trial has reopened for enrollment using JCAR015 with cyclophosphamide (cy) preconditioning alone, and all sites are currently treating patients. Juno’s trials and plans for its other CD19-directed CAR T cell product candidates, including JCAR017, were not affected.

•	JCAR017

▪	Announced Phase I NHL preliminary efficacy and safety data for the ongoing trial. Juno will update results with more patients and durability data at the ASH Annual Meeting.

•	JCAR014

▪
Researchers at the Fred Hutchinson Cancer Research Center (FHCRC) published clinical data in Science Translational Medicine demonstrating that patients who received a dose of CD19-targeted defined composition engineered T cells after chemotherapy went into complete remission. By controlling the mixture of T cells that patients receive, the researchers can see relationships between cell doses and patient outcomes that were previously elusive. The data also suggest that with a defined one-to-one composition of cells, efficacy of treatment is increased, while toxic side effects are decreased. Like JCAR014, JCAR017 uses a one-to-one ratio of helper and killer CAR T cells, and Juno believes it has the potential to be a “best-in-class” treatment for r/r NHL, r/r CLL, and adult and pediatric r/r ALL.
Corporate Development News:

•
Juno entered into an exclusive license agreement with Memorial Sloan Kettering Cancer Center (MSK) and Eureka Therapeutics, Inc. for a novel, fully-human binding domain targeting B-cell maturation antigen (BCMA), along with antibodies against two additional undisclosed multiple myeloma targets to be used for the potential development and commercialization of CAR cell therapies for patients with multiple myeloma. MSK and Eureka Therapeutics received an undisclosed upfront payment and are eligible to receive additional payments upon the achievement of undisclosed clinical, regulatory, and commercial milestones, and royalties on net sales. The parties expect the BCMA CAR to enter human testing as early as the first half of 2017.

•
Juno acquired RedoxTherapies, a privately-held company. The acquisition provides Juno with an exclusive license to vipadenant, a small molecule adenosine A2a receptor antagonist that has the potential to disrupt important immunosuppressive pathways in the tumor microenvironment in certain cancers. Juno intends to explore this molecule in combination with its engineered T cell platform and may over time explore it in other areas as well. The upfront consideration for the RedoxTherapies acquisition was $10.0 million in cash. The seller is also eligible to receive payments upon the achievement of clinical, regulatory, and commercial milestones.

Third Quarter 2016 Financial Results

•	Cash Position: Cash, cash equivalents, and marketable securities as of September 30, 2016 were $1.04 billion compared to $1.11 billion as of June 30, 2016 and $1.22 billion as of December 31, 2015.

•
Cash Burn: Excluding cash inflows and outflows from upfront payments related to business development, cash burn in the third quarter of 2016 was $59.5 million including $6.4 million for the purchase of property and equipment, compared to $45.7 million in the third quarter of 2015 including $14.2 million for the purchase of property and equipment. The cash burn increase of $13.8 million was primarily driven by cash outflows in connection with the overall growth of the business, offset by $9.2 million received from Celgene in the third quarter of 2016 for reimbursement of costs incurred by Juno in connection with the CD19 program and by lower spend for property and equipment.

•
Revenue: Revenue for the three and nine months ended September 30, 2016 was $20.8 million and $58.2 million, respectively, compared to $1.6 million and $14.1 million for the three and nine months ended September 30, 2015, respectively. The increase of $19.2 million and $44.1 million in the three and nine months ended September 30, 2016, respectively, was due primarily to revenue recognized in connection with the Celgene collaboration and CD19 opt-in. Included in revenue for the nine months ended September 30, 2016 and 2015 was $14.3 million and $12.3 million received in connection with the Novartis sublicense agreement, respectively.

•
R&D Expenses: Research and development expenses for the three and nine months ended September 30, 2016, inclusive of non-cash expenses and computed in accordance with GAAP, were $60.9 million and $206.9 million, respectively, compared to $11.5 million and $129.5 million for the same periods in 2015. The increases in 2016 were primarily due to increased costs incurred to execute Juno’s clinical development strategy, manufacture its product candidates, and expand its overall research and development capabilities, milestones achieved in 2016, an increase in stock-based compensation expense, and the difference between the three months ended September 30, 2016 and 2015 in the gain related to Juno’s estimated success payment liability. These increases were offset by lower upfront payments for technology acquisition in 2016 compared with 2015, a gain recognized during the nine months ended September 30, 2016 related to the change in the estimated value of Juno’s contingent consideration liabilities, and the difference between the nine months ended September 30, 2016 and 2015 in the gain or expense related to Juno’s estimated success payment liability. For the three months ended September 30, 2016 and 2015, Juno recorded a gain of $17.7 million and $25.6 million, respectively, related to Juno’s success payment liability, resulting in an increase in research and development expense of $7.9 million. For the nine months ended September 30, 2016, Juno recorded a gain of $20.8 million related to Juno’s success payment liability, compared to an expense of $17.3 million for the same period in 2015, resulting in a decrease of $38.1 million in research and development expense.

•
Non-GAAP R&D Expenses: Non-GAAP research and development expenses for the three and nine months ended September 30, 2016 were $62.2 million and $214.5 million, respectively, compared to $34.5 million and $75.4 million for the same periods in 2015. Non-GAAP research and development expenses for the three and nine months ended September 30, 2016 include $7.9 million and $25.8 million of stock-based compensation expense, respectively, compared to $3.1 million and $7.3 million for the same periods in 2015. Non-GAAP research and development expenses in 2016 exclude the following:

•
A gain of $17.7 million and $20.8 million for the three and nine months ended September 30, 2016, respectively, associated with the change in the estimated fair value and elapsed service period for Juno’s potential success payment liabilities to FHCRC and MSK.

•
Non-cash stock-based compensation expense of $0.9 million and $3.3 million for the three and nine months ended September 30, 2016, respectively, related to a 2013 restricted stock award to a co-founding director that became a consultant upon his departure from Juno’s board of directors in 2014.

•
An expense of $0.3 million for the three months ended September 30, 2016 and a gain of $5.2 million for the nine months ended September 30, 2016 associated with the change in the estimated fair value of the contingent consideration liabilities recorded in connection with the Stage and X-Body acquisitions.

•	Upfront payments related to technology licensing and the RedoxTherapies acquisition of $15.0 million for the three and nine months ended September 30, 2016.

•	Non-GAAP research and development expenses in 2015 exclude the following:

•
A gain of $25.6 million for the three months ended September 30, 2015 and expense of $17.3 million for the nine months ended September 30, 2015 associated with the change in estimated fair value and elapsed accrual period for Juno’s potential success payment liabilities to FHCRC and MSK.

•
Non-cash stock-based compensation expense of $1.3 million and $4.8 million for the three and nine months ended September 30, 2015, respectively, related to a 2013 restricted stock award to a co-founding director that became a consultant upon his departure from Juno’s board of directors in 2014.

•
An expense of $1.3 million and $1.2 million for the three and nine months ended September 30, 2015, respectively, associated with the change in the estimated fair value of the contingent consideration liabilities recorded in connection with the Stage and X-Body acquisitions.

•	Upfront payments related to license agreements of $30.8 million for the nine months ended September 30, 2015 associated with the Editas and Fate Therapeutics collaborations.

•
G&A Expenses: General and administrative expenses on a GAAP basis for the three and nine months ended September 30, 2016 were $18.4 million and $51.2 million, respectively, compared to $13.6 million and $41.2 million for the same periods in 2015. The increase in the third quarter of 2016 compared to the same period in 2015 was primarily due to an increase in litigation and patent legal costs, consulting costs related to commercial readiness, and personnel costs, including non-cash stock-based compensation expense. These were offset by a decrease in costs supporting business development activities. The increase in the nine months ended September 30, 2016 compared to the same period in 2015 was primarily due to increased personnel costs, including non-cash stock-based compensation expense and consulting costs related to commercial readiness, offset by lower costs supporting business development activities and lower litigation costs. General and administrative expenses include $5.4 million and $15.9 million of non-cash stock-based compensation expense for the three and nine months ended September 30, 2016, respectively, compared to $4.7 million and $9.4 million for the same periods in 2015.

•
GAAP Net Loss: Net loss for the three and nine months ended September 30, 2016 was $56.9 million, or $0.56 per share, and $192.8 million, or $1.91 per share, respectively, compared to $23.2 million, or $0.26 per share and $154.2 million, or $1.80 per share for the same periods in 2015.

•
Non-GAAP Net Loss: Non-GAAP net loss, which incorporates the non-GAAP R&D expense, for the three and nine months ended September 30, 2016 was $58.3 million, or $0.57 per share, and $200.4 million, or $1.99 per share, respectively, compared to $46.3 million, or $0.52 per share, and $100.0 million, or $1.17 per share, respectively, for the same periods in 2015.

A reconciliation of GAAP net loss to non-GAAP net loss is presented below under “Non-GAAP Financial Measures.”

2016 Financial Guidance Reaffirmed
Juno reaffirms 2016 cash burn guidance, excluding cash inflows or outflows from upfront payments related to business development activities, of between $220 million and $250 million.

•	Operating burn estimated to be between $170 million and $195 million.

•	Capital expenditures estimated to be between $40 million and $55 million, the vast majority of which are related to one-time infrastructure build-outs.

Conference Call Information
Juno will host a conference call today to review Juno’s financial results for the third quarter 2016 beginning at 2:00 p.m. Pacific Time (PT)/5:00 p.m. Eastern Time (ET). Analysts and investors can participate in the conference call by dialing (855) 780-7198 for domestic callers and (631) 485-4870 for international callers, using the conference ID# 7555725.
The webcast can be accessed live on the Investor Relations page of Juno's website, www.JunoTherapeutics.com, and will be available for replay for 30 days following the call.
About Juno
Juno Therapeutics is building a fully integrated biopharmaceutical company focused on re-engaging the body’s immune system to revolutionize the treatment of cancer. Founded on the vision that the use of human cells as therapeutic entities will drive one of the next important phases in medicine, Juno is developing cell-based cancer immunotherapies based on chimeric antigen receptor and high-affinity T cell receptor technologies to genetically engineer T cells to recognize and kill cancer. Juno is developing multiple cell-based product candidates to treat a variety of B-cell malignancies as well as solid tumors. Several product candidates have shown compelling clinical responses in clinical trials in refractory leukemia and lymphoma conducted to date. Juno's long-term aim is to leverage its cell-based platform to develop new product candidates that address a broader range of cancers and human diseases. Juno brings together innovative technologies from some of the world's leading research institutions, including the Fred Hutchinson Cancer Research Center, Memorial Sloan Kettering Cancer Center, Seattle Children's Research Institute, the University of California, San Francisco, and The National Cancer Institute. Juno Therapeutics has an exclusive license to the St. Jude Children’s Research Hospital patented technology for CD19-directed product candidates that use 4-1BB, which was developed by Dario Campana, Chihaya Imai, and St. Jude Children’s Research Hospital.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, including statements regarding Juno’s mission, progress, and business plans; clinical benefits; clinical trial results and the implications thereof; clinical trial plans and regulatory approval timelines; planned data presentations at the ASH Annual Meeting; the potential of acquired or licensed technology and capabilities; and 2016 cash burn forecast. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from such forward-looking statements, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to, risks associated with: the success, cost, and timing of Juno's product development activities and clinical trials; Juno's ability to obtain regulatory approval for and to commercialize its product candidates; Juno's ability to establish a commercially-viable manufacturing process and manufacturing infrastructure; regulatory requirements and regulatory developments; success of Juno's competitors with respect to competing treatments and technologies; Juno's dependence on third-party collaborators and other contractors in Juno's research and development activities, including for the conduct of clinical trials and the manufacture of Juno's product candidates; Juno's dependence on Celgene for the development and commercialization outside of North America and China of Juno’s CD19 product candidates and any other product candidates for which Celgene exercises an option; Juno’s dependence on JW Therapeutics (Shanghai) Co., Ltd, over which Juno does not exercise complete control, for the development and commercialization of product candidates in China; Juno's ability to obtain, maintain, or protect intellectual property rights related to its product candidates; amongst others. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Juno's business in general, see Juno's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 5, 2016 and Juno’s other periodic reports filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Juno disclaims any obligation to update these forward-looking statements.
# # #

Investor Relations:
Nicole Keith
206-566-5521
nikki.keith@junotherapeutics.com

Media:
Christopher Williams
206-566-5660
chris.williams@junotherapeutics.com

Juno Therapeutics, Inc.
Unaudited Condensed Consolidated Balance Sheets
(In thousands, except share and per share amounts)

	September 30, 2016	December 31, 2015
ASSETS
Current assets:
Cash, cash equivalents, and short-term marketable securities	$820,656	$943,411
Accounts receivable	10,603	315
Prepaid expenses and other current assets	13,514	8,113
Total current assets	844,773	951,839
Property and equipment, net	57,708	42,086
Long-term marketable securities	214,880	272,888
Goodwill	221,306	122,092
Intangible assets	80,135	50,177
Other assets	7,495	6,046
Total assets	$1,426,297	$1,445,128
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$47,855	$37,624
Success payment liabilities	34,502	64,829
Contingent consideration	9,271	1,905
Deferred revenue	41,403	15,370
Total current liabilities	133,031	119,728
Build-to-suit lease obligation, less current portion	8,758	9,294
Contingent consideration, less current portion	22,820	35,361
Deferred revenue, less current portion	129,969	129,831
Deferred tax liabilities	7,351	8,946
Other long-term liabilities	7,431	435
Stockholders’ equity:
Common stock	10	10
Additional paid-in-capital	1,895,825	1,733,263
Accumulated other comprehensive loss	(439)	(6,083)
Accumulated deficit	(778,459)	(585,657)
Total stockholders’ equity	1,116,937	1,141,533
Total liabilities and stockholders’ equity	$1,426,297	$1,445,128

Juno Therapeutics, Inc.
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenue	$20,826	$1,602	$58,203	$14,063
Operating expenses:
Research and development	60,854	11,503	206,887	129,537
General and administrative	18,441	13,632	51,210	41,184
Total operating expenses	79,295	25,135	258,097	170,721
Loss from operations	(58,469)	(23,533)	(199,894)	(156,658)
Other-than-temporary impairment loss	—	—	(5,490)	—
Interest income, net	1,485	356	4,322	709
Other income (expenses), net	(507)	—	(871)	233
Loss before income taxes	(57,491)	(23,177)	(201,933)	(155,716)
Benefit from (provision for) income taxes	594	(63)	9,131	1,553
Net loss	$(56,897)	$(23,240)	$(192,802)	$(154,163)
Net loss per share, basic and diluted	$(0.56)	$(0.26)	$(1.91)	$(1.80)
Weighted average common shares outstanding, basic and diluted	102,177,808	90,827,026	100,961,382	85,702,518

Non-GAAP Financial Measures
To supplement the financial results presented in accordance with generally accepted accounting principles in the United States (GAAP), Juno uses certain non-GAAP financial measures to evaluate its business. Juno’s management believes that these non-GAAP financial measures are helpful in understanding Juno’s financial performance and potential future results. These are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read in conjunction with Juno’s financial statements prepared in accordance with GAAP. These non-GAAP measures differ from GAAP measures with the same captions, may be different from non-GAAP financial measures with the same or similar captions that are used by other companies, and do not reflect a comprehensive system of accounting. Juno’s management uses these supplemental non-GAAP financial measures internally to understand, manage, and evaluate Juno’s business and make operating decisions. In addition, Juno’s management believes that the presentation of these non-GAAP financial measures is useful to investors because they enhance the ability of investors to compare Juno’s results from period to period and allows for greater transparency with respect to key financial metrics Juno uses in making operating decisions. Juno endeavors to compensate for the limitation of the non-GAAP measures presented by also providing the most directly comparable GAAP measures and descriptions of the reconciling items and adjustments to derive the non-GAAP measures. The following is a reconciliation of GAAP to non-GAAP financial measures:
Juno Therapeutics, Inc.
Unaudited Reconciliation of GAAP to Non-GAAP Net Less
(In thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net loss - GAAP	$(56,897)	$(23,240)	$(192,802)	$(154,163)
Adjustments:
Success payment (gain) expense (1)	(17,650)	(25,586)	(20,758)	17,285
Non-cash stock-based compensation expense (2)	938	1,271	3,329	4,834
Change in fair value of contingent consideration (3)	336	1,283	(5,175)	1,203
Upfront payments related to the acquisition of technology (4)	15,000	—	15,000	30,810
Net loss - Non-GAAP	$(58,273)	$(46,272)	$(200,406)	$(100,031)
Net loss per share - GAAP	$(0.56)	$(0.26)	$(1.91)	$(1.80)
Adjustments:
Success payment (gain) expense (1)	(0.17)	(0.28)	(0.21)	0.20
Non-cash stock-based compensation expense (2)	0.01	0.01	0.03	0.06
Change in fair value of contingent consideration (3)	—	0.01	(0.05)	0.01
Upfront payments related to the acquisition of technology (4)	0.15	—	0.15	0.36
Net loss per share, basic and diluted - Non-GAAP	$(0.57)	$(0.52)	$(1.99)	$(1.17)
Weighted average common shares outstanding, basic and diluted	102,177.808	90,827.026	100,961.382	85,702.518

Juno Therapeutics, Inc.
Unaudited Reconciliation of GAAP to Non-GAAP Research and Development Expense
(In thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Research and development expense - GAAP	$(60,854)	$(11,503)	$(206,887)	$(129,537)
Adjustments:
Success payment (gain) expense (1)	(17,650)	(25,586)	(20,758)	17,285
Non-cash stock-based compensation expense (2)	938	1,271	3,329	4,834
Change in fair value of contingent consideration (3)	336	1,283	(5,175)	1,203
Upfront payments related to the acquisition of technology (4)	15,000	—	15,000	30,810
Research and development expense - Non-GAAP	$(62,230)	$(34,535)	$(214,491)	$(75,405)

(1)
The success payment expense (gain) represents the change in the estimated fair value of the success payment obligations and the associated elapsed service period. As of September 30, 2016, the estimated fair values of the success payment liabilities to FHCRC and MSK on the condensed consolidated balance sheets, after giving effect to the success payments achieved in December 2015, were approximately $20.5 million and $14.0 million, respectively. In December 2015, success payments of $75.0 million, less indirect costs of $3.3 million, and $10.0 million, less indirect costs of $1.0 million, were triggered to FHCRC and MSK, respectively. Juno elected to make the payments in shares of its common stock and thereby issued 1,601,085 shares to FHCRC in December 2015 and 240,381 shares to MSK in March 2016. In April 2016, Juno repurchased from MSK the 240,381 shares of common stock that had been issued to MSK. If success payment thresholds are met in the future, Juno may pay FHCRC and MSK the applicable success payment in cash or publicly-traded equity at Juno’s election. The success payment liabilities are subject to re-measurement each reporting period and may fluctuate from quarter-to-quarter and year-to-year, sometimes significantly, resulting in either an expense or a gain depending on the trading price of Juno common stock, estimated term, expected volatility, risk-free interest rate, estimated number and timing of valuation measurement dates, and estimated indirect costs that are creditable against the success payments to FHCRC and MSK.

(2)
This relates to a restricted stock grant in 2013 to a former co-founding director who became a consultant upon his departure from Juno’s board of directors in 2014. Unlike other outstanding awards to Juno’s employees, scientific founders, and continuing directors, the value of this restricted stock award is subject to re-measurement each reporting period as the award vests and may result in the associated expense fluctuating from quarter-to-quarter and year-to-year, sometimes significantly, based on changes in the trading price of Juno common stock through the end of the vesting period.

(3)	This is the change in the estimated fair value of the contingent consideration liabilities recorded in connection with the Stage and X-Body acquisitions.

(4)
The upfront payments related to the acquisition of technology in 2016 include payments made in connection with technology licensing and the acquisition of RedoxTherapies. The upfront payments related to the acquisition of technology in 2015 include payments in connection with the Editas and Fate Therapeutics collaborations.